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                                                                 Amendment No. 1

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                         October 1, 2004


North Fork Bancorporation, Inc.
275 Broadhollow Road
Melville, NY 11747


                 Re:       North Fork Bancorporation, Inc.
                           Post-Effective Amendment No. 1
                           on Form S-8 to Form S-4 (File No. 333-114173)


Ladies and Gentlemen:

            We have acted as special counsel to North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Post-Effective Amendment No. 1 on Form S-8 to Form S-4, which is being filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), relating to the issuance by the Company of an aggregate of up to 6,518,278 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to the (i) GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan, (ii) GreenPoint Financial Corp. 2001 Stock Plan, (iii) GreenPoint Financial Corp. Non-Employee Directors Stock Option Plan, (iv) GreenPoint Financial Corp. Non-Employee Directors 2001 Stock Option Plan, and (v) Headlands Mortgage Company Amended and Restated 1997 Executive and Non-Employee Director Stock Option Plan (collectively, the "GreenPoint Plans"), which have been assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of February 15, 2004 (the "Merger Agreement"), by and between the Company and GreenPoint Financial Corp., a Delaware corporation.

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement also relates to previously issued shares of Common Stock which may be acquired by certain persons pursuant to the GreenPoint 401(k) Savings Plan; however, as permitted by Item 8(a) of Form S-8, this opinion does not address such shares.

            In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the GreenPoint Plans, (iii) the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as being currently in effect, (iv) the By-Laws of the Company, certified by the Secretary of the Company as being currently in effect,
(v) certain resolutions adopted by the Board of Directors of the Company with respect to the Merger Agreement and the issuance of the shares of Common Stock contemplated thereby, and (vi) a specimen certificate
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North Fork Bancorporation, Inc.
October 1, 2004
Page 2

representing the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

            Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

            Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the specimen form examined by us and due registration of such issuance by the registrar and transfer agent for the Common Stock in the Company's stock record books, we are of the opinion that the shares of Common Stock initially issuable by the Company pursuant to the GreenPoint Plans and the Merger Agreement, when issued in accordance with the terms of the applicable GreenPoint Plan and any award agreement, upon payment of the entire amount of the consideration therefor, in each case in accordance with such GreenPoint Plan and award agreement, will be duly authorized, validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP